September 28, 2015

Bragg Capital Trust 1031 South Caldwell Street, Suite 200 Charlotte, NC 28203

Gentlemen:

Re:  Bragg Capital Trust, File Nos. 333-85850 and 811-21073

Dear Sir/ Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 17 to the Bragg Capital Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 23 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP